Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 13, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Nathan’s Famous Inc. on Form 10-K for the year ended March 30, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Nathan’s Famous, Inc. on Forms S-8 (File No. 333-82760, effective February 14, 2002, File No. 333-101355, effective November 20, 2002, File No. 333-155171, effective November 7, 2008, File No. 333-177736, effective November 4, 2011, and File No. 333-184722, effective November 2, 2012).

/s/ GRANT THORNTON LLP

New York, New York

June 13, 2014